ENGLISH MASTER VERSION
Adopted by the Executive Board on 12 November, 2003
Approved by the Supervisory Board on 11 December, 2003

SCHERING
CODE OF BUSINESS CONDUCT & ETHICS

This Code of Business Conduct and Ethics has been adopted by the Executive Board and approved by the Supervisory Board of Schering AG. It describes the values, principles and practices that guide business conduct in Schering AG and its subsidiaries (the Schering Group). This Code reflects the objective of management to reinforce company-wide ethical standards and to sustain a work environment that fosters integrity, respect and fairness. It is the conviction of management that the long-term interests of the company are best served by following the policy strictly to be lawful, highly principled and socially responsible in all business activities.

This Code is applicable to all employees worldwide as well as to members of the Executive Board and of the Supervisory Board.

1. Compliance with Laws, Rules and Regulations

Schering endeavors to conduct its business in compliance with applicable laws, rules and regulations and in accordance with high ethical principles. Schering also undertakes to comply with industry codes that apply to the pharmaceutical industry. The Group’s reputation for integrity, quality and honesty is based on this commitment and helps to ensure its long-term success.

2. Corporate Responsibility

Schering is dedicated to operate in a manner that is economically, socially and environmentally responsible.

The Schering Group is committed to the principles of sustainable development. It strives to make efficient use of natural resources and minimize the environmental impact of its activities and products over their life cycle.

The health and safety of all employees, neighbors, customers, consumers and others affected by its business activities, as well as the protection of the environment, have high priority.

Schering strives to ensure that its processes, technologies and products meet applicable government or company standards, whichever are more stringent. Quality management is an integral part of all operations.

As a research-based pharmaceutical company, Schering is dedicated to medical progress and improving the quality of life. Searching for innovative diagnostic and therapeutic products to resolve unmet medical needs, the Schering Group strives to make the best use of the potential of scientific and technological possibilities, to promote a culture of open dialog on issues and to analyze benefits and risks continously.

Schering respects the recognized principles of biomedical research, with special emphasis on the patient’s autonomy and integrity.

3. Antitrust and Fair Trading

Schering believes that the welfare of consumers is best served by fair competition. The Group endeavors to promote its business actively, competently and ethically in compliance with all applicable antitrust, competition and fair trading laws in all the markets where it operates, not taking unfair advantage of others whether customers, suppliers or competitors.

4. Anti-corruption

Schering is opposed to corruption and bribery and does not tolerate practises that seek to obtain business through improper means. No Schering employee is allowed to offer, receive or accept any kind of benefit to or from business partners which might compromise, or appear to compromise, the ability to make objective and fair business decisions.

5. Insider Trading

Schering requires its employees to refrain from insider trading. This applies in particular to employees who have access to non-public information about Schering, its subsidiaries or affiliates or about a company with which the Group does business. Such inside information may relate to, for example: plans; new products or processes; mergers, acquisitions or divestments of businesses or securities; problems facing Schering or a company with which it does business; sales; profitability; negotiations relating to significant contracts or business relationships; significant litigation; or financial information.

If the information is such that a reasonable investor would consider it significant in reaching an investment decision, the employee who holds the information should not buy or sell Schering securities, nor provide it to others, until it becomes public. In addition, employees should not buy or sell securities in any other company about which they have acquired material non-public information, nor provide such information to others, until it becomes public. Usage of material non-public information in the above manner may also be illegal.

The Group has issued the Schering AG Insider Trading Compliance Policy containing more specific requirements.

6. Fair Working Conditions

Schering is a socially responsible employer and recognizes its employees as a great strength. The Group seeks high commitment from its employees and in return it shares business success with them. Schering is committed to provide a work environment that values diversity and the richness of international culture. Human resource policies and activities of the Schering Group should contribute to create a workplace where every individual has the opportunity for professional and personal growth. Schering respects each individual and promotes an open exchange of views, criticisms and ideas.

Schering is committed to provide equal employment opportunities to all individuals and does not tolerate illegal discrimination or harassment of any kind. Threats or acts of violence and physical intimidation are forbidden. The use of illegal drugs in the workplace is not tolerated.

7. Conflict of Interest

A “conflict of interest” exists when a person has a private interest that differs from that of Schering. In conflict situations, the interests of the Group must not be compromised.

Conflicts of interest can arise in many situations including the following which require special attention:

  Employees should not receive improper personal benefits as a result of their position in the Schering Group, or otherwise gain personal enrichment through their access to confidential information.

  All employees have a duty to advance the legitimate interests of Schering when the opportunity to do so arises. They should not take advantage of opportunities or use corporate property, information or their position for personal gain, nor compete with the Company directly or indirectly.

  Employees should not serve as directors, managers, employees or advisers of any outside business organization that would adversely affect their motivation or performance, unless such service is specifically approved by the Company.

  Schering encourages its employees to engage in community service in their local communities and in charitable activities. However, it must be ensured that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest and are not inconsistent with their employment by the Company.

Any conflict or potential conflict of interest should be reported and discussed with appropriate superiors.

8. Record-keeping and Reporting

Schering applies the highest standards in the recording of information. All financial statements and books, records and accounts of the Group - whether held electronically or in print - must reflect transactions and events accurately and conform both to legal requirements and accounting principles and also to the Company’s system of internal accounting. Dishonest reporting within the Company, or to organizations or persons outside the Company, is strictly prohibited. Schering undertakes to deliver full, fair, accurate, timely and understandable disclosure in all reports and documents filed or submitted by it under German law, or with the United States Securities and Exchange Commission, and in its other public communication.

9. Protection and Proper Use of Assets

Collectively, employees have a responsibility for safeguarding and making proper and efficient use of Schering’s property. Each employee also has an obligation to protect Schering’s property from loss, damage, misuse, theft, embezzlement or destruction. Any situations or incidents that could lead to such result, should be reported by employees immediately to their supervisor or manager.

10. Confidentiality and Privacy

Information is one of Schering’s most valuable corporate assets, and open and effective dissemination of information is critical to its success. However, much of the Group’s business information is confidential or proprietary, and such confidentiality must be maintained except when disclosure is authorized by Schering or required by laws or regulations.

These rules apply specifically to intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing know-how, designs, databases, records, salary information or any unpublished financial data and reports.

It is Schering’s policy that all personal information on employees, patients, customers, business partners or suppliers be used diligently and treated confidentially, respecting fully all privacy rights. The protection of such information is of the highest importance and must be discharged with the greatest of care to merit the continued confidence of the persons concerned.

11. Concerns or complaints

If an employee has concerns or complaints about the matters covered in this Code, including possible violations of the Code, he/she should submit them promptly to their supervisor for resolution. This can be done anonymously, confidentially or otherwise. If the resolution is not satisfactory to the employee or he/she feels it is not appropriate to address the concern or complaint to their supervisor, it should be submitted to the Legal Department in their local business unit, or if this is not practicable, to the Legal Department of Schering AG, Berlin. Schering does not allow retaliatory actions based on complaints made under this Code in good faith.

12. Accountability

All employees as well as members of the Executive Board and members of the Supervisory Board are required to comply with the standards set forth in this Code. Violations of the Code will lead to consequences. In serious cases such consequences may include removal from office and termination of employment. Any change in, or waiver of this Code for members of the Executive Board will require a resolution by the Supervisory Board and will be disclosed to the extent required by law or stock exchange regulation.